Exhibit 99.1

BRAND PARTNERS Q3 CALL


Operator:         Good day, ladies and gentlemen thank you for standing by.
                  Welcome to the BrandPartners' third quarter 2004 results conference call. During the presentation, all participants will be in a listen-only mode. Afterward, you will be invited to participate in the question-and-answer session. At that time, if you have a question, you will need to press the number one on your touch-tone phone.

As a reminder, this conference is being recorded on Thursday, November 11, 2004.


      I would now like to turn the conference over to Bill Swalm of Rubenstein Investor Relations. Please go ahead, sir.


BILL SWALM:       Good morning, and welcome to the BrandPartners' Third Quarter
                  2004 Results Conference Call.

                  Joining us today are several members of the management team, Tony Cataldo Chairman of the Company and Jim Brooks, President and CEO.

                  By now you should have received a copy of the Company's third quarter's earnings release that was issued earlier today. If you have not you can view the press release at BrandPartners Web site at bptr.com or please feel free to contact our office at (212) 843-8094 and we will fax it to you.
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                  We would like to remind you that during the course of this conference call, the company might make projections or other forward-looking statements regarding future events or the future financial performance of the company. We want to caution you that such statements are just predictions and that actual events or results may differ materially based upon factors discussed on this call or due to other events that are now unknown.

                  Further we refer you to the documents the company files from time to time with the Securities and Exchange Commission and other publicly filed documents. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

                  I would now like to turn the call over to Jim Brooks, President and CEO of BrandPartners

Good morning and thank you for joining us for our third quarter earnings call for the period ended September 30, 2004. During this call, we will discuss the quarterly earnings, update you on the status of the company, and talk about areas that we are actively working on to grow the company's revenues and enhance its profitability.

Before we discuss the 3rd quarter results, we want to further clarify the situation related to the unexpected resignation of our former auditors, Goldstein and Morris, on October 20th, which we announced in a recent 8-K. Due to issues at Goldstein and Morris, which we have been advised were unrelated to any of the work performed on behalf of BrandPartners, there was a reduction in staff at the firm which in turn resulted in the firm's inability to continue to provide services needed by the public companies it previously provided audit services for. Our management and board reacted as quickly as
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possible to ensure that we would file our 10Q on time; and on November 2, upon recommendation by our audit committee, the board engaged CPA Michael F. Albanese to audit the consolidated financial statements of the company. As we look to the year end results and audited statements, our audit committee will immediately re-evaluate our needs and make a recommendation to the board of directors.

Now onto our third quarter results. Prior to this year, BrandPartners failed to record a profitable quarter since 1999 due to the dismal performance of the company's prior executive team (including that of its subsidiaries) as a result of imprudent business and financial decisions. Today, I am pleased to announce that due to our restructuring efforts, strategic initiatives, operational modifications, and the hard work and dedication of our employees, we are reporting our third consecutive profitable quarter. This is a remarkable accomplishment given the position of the company only one year ago, and it demonstrates that our new business model and overall strategy are paying off.

We achieved solid results during the third quarter, which again was our third consecutive quarter of profitability. For the three months ended September 30, 2004, BrandPartners reported an increase in revenues of 52% to $11.7 million versus the same period in 2003 of $7.7 million. SG&A was reduced by 37% from $2.6 million in the third quarter of 2003 to $1.65 million in 2004. The Company's net income increased by $5.1 million to $2.1 million or $0.06 per fully diluted share, versus a loss of $3.0 million, or ($0.16) per fully diluted share for the third quarter of 2003. Without the gain on forgiveness of debt during the quarter, the company realized $0.04 per fully diluted share. Year to date, the company has earned $0.11 per fully diluted share versus a loss of $0.38 per fully diluted share through the third quarter of 2003. The Company completed the third quarter with accounts receivable of $7.0 million and long-term debt of $5.5 million versus $5.9 million of accounts receivable and $13.3 million of long-term debt at the end of the third quarter in 2003.

BrandPartners' wholly owned subsidiary, Willey Brothers, continues to build upon its success as a result of its position in a growth industry, due to relationships
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with existing clients via its major business units and new product introductions, because the company performs at a high standard in terms of service delivery, which leads to repeat business, and because we are diversifying our client base. Furthermore, its core business, delivering products and services to create or enhance retail environments, primarily within the retail banking sector, continues to show strength due to firstly, merger and new branch building activity, secondly, new start-up banks joining the competitive landscape, and thirdly, the desire for sophisticated solutions to compete in what is becoming an increasingly more complex retail environment. During the quarter, the company partially delivered a major merchandising project for one of the nation's largest financial institutions as well as various projects for regional and community banks, and announced new bookings with several banks that will build our business into the 4th quarter and 2005. And, we continue to generate revenues from new products and services, including space planning and contract furniture, promotional marketing, windows designs, and digital merchandising.

As we discussed during the second quarter conference call, we are actively pursuing different paths to diversify our business and create additional growth vehicles that build on our core competencies. In fact, on Monday we announced our first formalized partnership with BancRealty Advisors, a start-up company with $100 million line of credit that is providing innovative financial advice and solutions, including sale/leaseback financing to regional and community banks and credit unions in order to fund their corporate real estate assets. Many of these institutions are looking to capitalize on merger activity and new branch growth and are looking for advantageous financial structures for their non-earning real estate assets. As we jointly approach our customers with this new capability, and BancRealty offers its customers a total turn-key solution including Willey Brothers' design/build services, we are looking for significant opportunities to build our revenue stream.
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Willey Brothers' expertise is scaleable in international markets as well as other retail industries, and we are exploring the most productive ways to gain momentum in these markets. Last quarter, for example, we spoke about an intriguing opportunity with a design firm entrenched in the financial services industry for the un-banked. Now, we are in the process of jointly responding to proposals that could potentially lead to significant revenues for the company in 2005. What is exciting about this relationship is that Willey Brothers offers a traditional design firm a comprehensive implementation capability that allows the firm to retain its clients from the initial concept phase to the finished product. Consequently, we believe that this model will work with other design and branding firms, and we are initiating discussions with several other design firms.

On the international front, we are now working closely with a highly respected design firm in London to launch our European business. Having spent an inordinate amount of time researching the market and evaluating different business models, we believe that we have the right partner that offers us an immediate overhead structure and instantaneous market entry, and we anticipate formalizing this partnership in the near future. In December, we will officially launch our business in Europe via our joint attendance at one of Europe's premier financial services industry tradeshows. Additionally, we are in discussions with a South American-based branding company to form a partnership that will allow us to serve that firm's financial services clients with design and implementation products and services.

Our New York design office is stepping up its efforts to pursue other retail industry opportunities via participation in tradeshows and direct marketing, including a joint effort with our UK based design partner, which has experience within several retail industries. This office has been working on projects with our new financial services design partner, and the employees dedicated to this effort have been preoccupied with myriad proposals in our core financial services
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industry, especially in the metro New York marketplace. However, we are looking for penetration in different retail industries and expect to see results in 2005.

Also, Willey Brothers' furniture and space planning division is experiencing rapid growth this year, and continues to see a buildup in its pipeline of opportunities. Given our belief that this group offers the company significant growth prospects going forward, we recently hired an account executive dedicated to space planning and furniture products and services covering the New England marketplace. And, consistent with our objective to diversify our business, this new position will focus on non-financial services clients that may also benefit from our design and implementation products and services. Assuming things go well with this initiative, we plan to continue to add resources to this department.

Lastly, we previously touched upon the tremendous opportunity in digital merchandising, which is a product that all retail businesses have been evaluating during the past few years, and one that the financial services industry has been eager to embrace. With the costs for hardware (by that I mean LCD and Plasma screens) coming down, we believe that now is the time to attack this potentially golden subscription-based point-of-sale opportunity. We have been working diligently to secure the right hardware and technology partners and are now in a position to formally roll-out our new upscale and moderate priced products and services. This initiative will also require additional dedicated employees, and we will support the opportunity with the necessary resources.

In terms of operations, we are continuing to pursue efficiencies at Willey Brothers and will consolidate warehouse space during the next few months. More importantly, our new Enterprise Resource Program is set to go live on January 1st, and we have high hopes that this system will allow us to manage our business more efficiently. And, finally, we have recently set up a new product development group that will seek to design new products in front of the curve so that we continue to be considered leaders in our industry.
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With our 3rd consecutive profitable quarter, we are now confident that our business model and overall strategy are working, and we are taking the company to new heights. We see many opportunities in our core business as a result of our new products and services, and through partnerships with other design or branding firms. And, we will continue to pursue those opportunities that we believe will ultimately increase shareholder value. Stay tuned for more to come.


I would like to add a personal note. I joined the company in March 2002 and I believed in the potential of this company, especially given the employee talent pool (and, if you go to willeybrothers.com, you can see some of our incredible work), and the impressive client base of major, regional, and community financial services companies. But, at the time, my hands were completely tied with no cash to operate the business, a company that had been poorly managed company from top to bottom for many years with no vision or strategy in need of a dramatic business model restructuring (including the entire operations group), a capital structure that was choking the company, and too many long-term contracts with non-performing senior managers. And, most importantly, the morale of the company was at an all time low, which is anathema in a service company. During the crisis, I made as many changes to the business as I could with an eye towards operating in a new mode after cleaning up the mess. Today, I can't tell you how gratifying it is to me, my senior managers, and all of our employees to finally see this company performing the way we all believed it could, which would not have been possible without the capital that was raised back in January.


Now, I would like to turn the call over to Tony.
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When I got involved with this company, the situation was quite dire due to the problems that were created by the company's former management, as Jim just explained to you. I too knew there was a fundamentally sound opportunity, but the capital structure and flawed business model were crippling this company. Now, less than one year after $3 million was raised- by the way, that was straight equity (no warrants or re-set provisions) as we wanted to preserve the integrity of the capital structure. Now, we have made the last significant payment related to the restructuring (as we paid off the Willey Brothers in July), and the company has now fully realized a $17 million reduction in its debt and future liabilities. The operating results are speaking for themselves; the balance sheet is cleaned up; we have a tight capital structure; and the company's operating success is providing enough cash flow so that we do not foresee the need to raise equity. We are in the process of renegotiating or replacing our senior facility, which is the last piece of the puzzle, and we expect to have that completed by the end of the year. Overall, the business continues to pick up steam, the operating company's senior management is executing the business plan, and we are creating shareholder value. We will maintain our capital structure and grow the business through sales, partnerships and acquisitions, and are evaluating several of those opportunities as we speak, as Jim alluded to earlier. Lastly, all of the initiatives Jim talked about are being implemented while we increase our profits.


TONY TURNS OVER TO Q&A


AFTER THE QUESTIONS:


Jim: Thank you for your time, and I would like to thank everybody for participating today.